Exhibit 99.1

Earnings Release

ALTICE USA REPORTS FIRST QUARTER 2020 RESULTS

NEW YORK (April 30, 2020) - Altice USA (NYSE: ATUS) today reports results for the first quarter ended March 31, 2020.
Dexter Goei, Altice USA Chief Executive Officer, said: “Since the onset of the COVID-19 pandemic, I have been incredibly proud of the Altice team’s focus on providing our customers with essential telecommunications services and news that they need more than ever. We remain committed to connecting and maintaining service to our customers while also prioritizing the safety of our employees. We have also launched numerous community outreach programs during this time. Against this backdrop, we have reported exceptional operational performance in Q1 including best-ever residential customer relationship and broadband net additions. Our first quarter results and preliminary April data have given us confidence in our core cable business, especially in broadband. However, we expect that the macroeconomic impact from the pandemic may affect our operations, particularly in our News and Advertising and SMB businesses. Although this reduces revenue and EBITDA visibility, we remain confident in our ability to deliver Free Cash Flow growth in 2020 while maintaining our leverage and share repurchase targets."

Key Financial Highlights
•Total Revenue grew +2.2% YoY in Q1 2020 to $2.45 billion, driven by record Broadband revenue growth of +14.2% YoY. Residential revenue grew +0.5% YoY, Business Services grew +3.9% YoY and News and Advertising revenue grew +11.4% YoY.
•Net loss attributable to stockholders -$0.9 million for Q1 2020 (compared to a net loss of -$25 million, or -$0.04/share, in Q1 2019).
•Adjusted EBITDA(1) was flat at -0.2% YoY in Q1 2020 to $1.03 billion with a margin of 42.1% (growth of +1.0% and a margin of 43.1% ex-mobile(2)).
•Free Cash Flow(1) of $294 million in Q1 2020 increased 80.0% YoY.
•Share repurchases were approximately $750 million in Q1 2020 and over $1.0 billion year-to-date (through April 29, 2020).
•FY 2020 Outlook Update: The company continues to target year-end leverage of 4.5-5.0x (L2QA net debt to Adjusted EBITDA) and continues to expect to complete $1.7 billion in share repurchases in 2020. Capex is now expected to be less than $1.3 billion for the year, supporting both Operating Free Cash Flow and Free Cash Flow growth YoY(1). Due to current market uncertainty, the company is withdrawing revenue and Adjusted EBITDA margin guidance and intends to provide an update later in 2020.

	Three Months Ended March 31,
($k)	2020	2019

Revenue	$2,450,256	$2,396,567
Net loss attributable to Altice USA, Inc. stockholders	(858)	(24,999)
Adjusted EBITDA(1)(2)	1,031,379	1,032,940
Capital Expenditures (cash)	299,082	340,386

(1)See “Reconciliation of Non-GAAP Measures” on page 6 of this release. Operating Free Cash Flow defined as Adjusted EBITDA less cash capital expenditures, and Free Cash Flow defined as net cash flows from operating activities less cash capital expenditures.
(2)Adjusted EBITDA growth of 1.0% and margin of 43.1% in Q1-20 exclude approximately $15.6m of losses related to Altice USA’s mobile business in the current period and $3.2m in Q1-19 period.

Earnings Release

Key Operational Highlights
•Total unique Residential customer relationships grew +0.6% YoY in Q1 2020 with Residential revenue per customer relationship flat YoY at $143.39 (vs. $143.33 in Q1 2019), resulting in Residential revenue growth of +0.5% YoY. Including Altice Advantage additions, total unique Residential customer relationships grew +0.8% YoY in Q1 2020.
•Residential Broadband RGU: reported best ever quarterly net additions of +50k in Q1 2020 (vs. +37k in Q1 2019). Including Altice Advantage customer net additions, residential broadband RGUs were +60k in Q1 2020.
•Residential Video RGU: reported quarterly net losses of -42k in Q1 2020 (vs. -10k in Q1 2019).
•Business Services revenue grew +3.9% in Q1 2020 with growth in Enterprise & Carrier revenue of +0.5% YoY and SMB growth of +6.0% YoY.
•News and Advertising revenue increased +11.4% in Q1 2020, driven mainly by growth in the company’s targeted data advertising division a4 and its digital-first news business Cheddar.
•Altice Mobile now has ~110,000 mobile lines since the commercial launch in September 2019 (+41k net additions in Q1 2020, generating revenue of $18 million for the quarter). Altice Mobile offers Altice USA customers unlimited data, talk and text on a nationwide network with LTE coverage for $30 per line per month.
•Increased network usage and demand for higher broadband speeds during "stay-at-home" restrictions: Between February 2020 and March 2020, the company saw an almost doubling (+93%) in Residential broadband speed upgrades and total data usage increased 24% (averaging close to 400GB per customer in March). The average broadband speeds taken by Altice USA’s customer base has now increased more than threefold in the past three years to 222 Mbps at the end of Q1 2020. As one of the main drivers of increased data usage, Optimum video streaming increased 23%, and other popular applications such as gaming and VPN services also saw marked increases in usage.
•Expansion of 1 Gbps broadband speed coverage: Network investment and the continued deployment of cable DOCSIS 3.1 and fiber technologies, has now made 1 Gigabit broadband service available in more than half of the company’s New York, New Jersey, and Connecticut (Optimum-branded) footprint. The company also continues to expand Gigabit service in its Suddenlink service area across Texas, Arkansas, Arizona and more than a dozen other states, where it already offers Gigabit speeds to more than 75% of households it serves in those regions. Between February 2020 and March 2020, the number of 1 Gigabit gross additions increased 56%, however, only 2% of the company’s total customer base currently take Gigabit speeds, representing a further growth opportunity for the company.

FY 2020 Outlook Update
Due to the uncertainty of the impact and duration of COVID-19 related disruptions to our business, the company intends to provide an update to FY 2020 revenue growth and Adjusted EBITDA margin expectations later in the year. Updated FY 2020 financial guidance in other areas is summarized below. The company expects:
•Capital expenditures of less than $1.3 billion (reduced from a range of $1.3 billion to $1.4 billion previously).
•Operating Free Cash Flow (Adjusted EBITDA less Cash Capex) growth.
•Year-end leverage target 4.5x to 5.0x net debt / Adjusted EBITDA (L2QA basis).
•Share repurchases of $1.7 billion.

Earnings Release

Additional Highlights and Announcements
Altice USA’s Community response to COVID-19
Altice USA has taken a number of steps during this pandemic to support customers, employees and local communities such as:
•Offering its Altice Advantage broadband service for free until the end of the 2019-2020 school year to households with K-12 and/or college students without home Internet access.
•Signing the FCC’s “Keep Americans Connected” Pledge, which provides relief to residential and business customers facing hardships and provides free public use of Optimum WiFi outdoor hotspots.
•Creating a $10 million "Community Relief Program" aimed at supporting the recovery efforts of small and medium-sized business customers (SMBs) across the Company’s footprint.
•Collaborating with large hospital systems, schools and government agencies to ensure they have the connectivity services they need to assist the public during this time, including waiving fees for first responders and other critical entities.
•Establishing employee programs such as enhanced employee safety initiatives and work-remote solutions.
•Raising awareness of local businesses that are still operating through a "We're Open" campaign on News 12.
•Providing free airtime for public service announcements (PSAs) to health, community and government officials to educate customers on how to stay safe and healthy.

Share Repurchases
For the three months ended March 31, 2020, Altice USA repurchased an aggregate of 31,216,259 shares for a total purchase price of approximately $750 million, at an average price of $24.03. As of March 31, 2020, Altice USA had 602,985,950 combined Class A and Class B shares outstanding. For the period April 1 until April 29, the company acquired an incremental 11,161,291 shares for a total price of approximately $276 million.

Earnings Release

Financial and Operational Review
For the quarter ended March 31, 2020, compared to the quarter ended March 31, 2019:
•Total revenue for Altice USA grew +2.2% YoY in Q1 2020 to $2.45 billion.
•Net loss attributable to stockholders of -$0.9 million for Q1 2020 (compared to a net loss of -$25 million, or -$0.04/share, in Q1 2019).
•Adjusted EBITDA(3) flat at -0.2% YoY in Q1 2020 to $1.03 billion with a margin of 42.1% (growth of +1.0% and a margin of 43.1% ex-mobile losses(4)).
•Cash capex of $299 million in Q1 2020 represented 12.2% of revenue, down -12.1% YoY, or less than 9% of revenue excluding FTTH and new home build investment.
•Operating Free Cash Flow(3) for Q1 2020 increased 5.7% YoY to $732 million, primarily reflecting lower capital spending on a YoY basis.
•Free Cash Flow(3) of $294 million in Q1 2020 increased 80.0% YoY.
•Residential revenue grew +0.5% YoY to $1.96 billion in Q1 2020, driven by broadband revenue growth of 14.2%.
•Business Services revenue grew +3.9% in Q1 2020 with growth in Enterprise & Carrier of +0.5% YoY and SMB +6.0% YoY. Altice USA continues to have success with its managed services suite of products including security, Smart WiFi, and hosted voice services for both SMB and mid-market enterprise customers. Similar to the Residential business, SMBs have seen an increase in demand for broadband speed upgrades, and enterprise customers are upgrading service to support remote work with managed services like secured Internet and conferencing solutions.
•News and Advertising revenue increased +11.4% YoY in Q1 2020, driven mainly by growth in the company’s targeted data advertising division a4 and its digital-first news business Cheddar.
•Altice Mobile now has approximately 110,000 mobile lines since the commercial launch in September 2019 (+41k net additions in Q1 2020, generating revenue of $18 million for the quarter). Altice Mobile offers Altice USA customers unlimited data, talk and text on a nationwide network with LTE coverage for $30 per line per month.
•Programming costs increased +4.1% YoY in Q1 2020, due primarily to an increase in contractual programming rates, partially offset by a decrease in video customers.
•Net debt at the end of Q1 2020 was $22.594 billion on a reported basis(5), an increase of $448 million from the end of the fourth quarter of 2019 mainly reflecting cash spent on share repurchases in Q1. This represents consolidated L2QA (last two quarters annualized) net leverage of 5.3x on a reported basis at the end of Q1 2020 (5.3x LTM). There are no bond maturities above $1.1 billion until 2025 (with no bond maturities in 2020). The company also had approximately $2.5 billion of liquidity at the end of Q1, consisting of an undrawn revolving credit facility and cash on balance sheet. As a result of interest rate swap transactions completed in Q1 2020 and the decline in LIBOR rates, Altice USA’s weighted average cost of debt was reduced from 5.9% to 5.6% and the fixed rate percentage of debt increased from approximately 75% to 82%.

(3)See “Reconciliation of Non-GAAP Measures” on page 6 of this release.
(4)Adjusted EBITDA growth of 1.0% and margin of 43.1% in Q1-20 exclude approximately $15.6m of losses related to Altice USA’s mobile business in the current period and $3.2m in Q1-19 period.
(5)Net debt, defined as debt less cash, and excluding finance leases and other notes.

Earnings Release

Altice USA Consolidated Operating Results
(In thousands, except per share data)

	Three Months Ended March 31,
	2020	2019
Revenue:
Broadband	$885,529	$775,573
Video	947,061	1,017,330
Telephony	125,030	154,464
Business services and wholesale	364,530	350,689
News and Advertising	105,540	94,738
Mobile	18,356	—
Other	4,210	3,773
Total revenue	2,450,256	2,396,567
Operating expenses:
Programming and other direct costs	864,514	812,985
Other operating expenses	582,309	564,432
Restructuring and other expense	7,294	15,244
Depreciation and amortization (including impairments)	547,569	561,428
Operating income	448,570	442,478
Other income (expense):
Interest expense, net	(363,552)	(386,464)
Gain (loss) on investments and sale of affiliate interests, net	(455,473)	254,725
Gain (loss) on derivative contracts, net	439,861	(177,029)
Loss on interest rate swap contracts	(54,832)	(23,672)
Loss on extinguishment of debt and write-off of deferred financing costs	—	(157,902)
Other income, net	923	80
Income (loss) before income taxes	15,497	(47,784)
Income tax benefit (expense)	(17,035)	22,586
Net loss	(1,538)	(25,198)
Net loss attributable to noncontrolling interests	680	199
Net loss attributable to Altice USA stockholders	$(858)	$(24,999)
Basic and diluted net loss per share	$—	$(0.04)
Basic and diluted weighted average common shares	621,414	695,528

Earnings Release

Reconciliation of Non-GAAP Measures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments and sale of affiliate interests, interest expense, interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Operating Free Cash Flow (defined as Adjusted EBITDA less cash capital expenditures), and Free Cash Flow (defined as net cash flows from operating activities less cash capital expenditures) as indicators of the Company’s financial performance. We believe these measures are one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company’s industry, although they may not be directly comparable to similar measures reported by other companies.

Earnings Release

	Three Months Ended March 31,
	2020	2019

Net loss	$(1,538)	$(25,198)
Income tax expense (benefit)	17,035	(22,586)
Other income, net	(923)	(80)
Loss on interest rate swap contracts, net	54,832	23,672
Loss (gain) on derivative contracts, net	(439,861)	177,029
Loss (gain) on investments and sales of affiliate interests, net	455,473	(254,725)
Loss on extinguishment of debt and write-off of deferred financing costs	—	157,902
Interest expense, net	363,552	386,464
Depreciation and amortization (including impairments)	547,569	561,428
Restructuring and other expense	7,294	15,244
Share-based compensation	27,946	13,790
Adjusted EBITDA	$1,031,379	$1,032,940
Capital Expenditures (cash)	299,082	340,386
Operating Free Cash Flow	$732,297	$692,554

Net cash flows from operating activities	$593,565	$503,994
Capital Expenditures (cash)	299,082	340,386
Free Cash Flow	$294,483	$163,608

Earnings Release

Customer Metrics(10) (in thousands, except per customer amounts)
	Q1-19	Q2-19	Q3-19	Q4-19	FY-19	Q1-20
Homes passed(6)	8,724.0	8,750.4	8,769.1	8,818.6	8,818.6	8,834.8
Residential(8)	4,539.8	4,538.9	4,538.6	4,533.3	4,533.3	4,568.4
SMB(8)	382.4	384.4	384.4	383.1	383.1	381.7
Total Unique Customer Relationships(7)	4,922.2	4,923.2	4,922.9	4,916.3	4,916.3	4,950.1
Residential Customers:
Broadband	4,152.3	4,165.4	4,180.3	4,187.3	4,187.3	4,237.4
Video	3,276.1	3,255.3	3,223.4	3,179.2	3,179.2	3,137.5
Telephony	2,510.1	2,485.8	2,446.6	2,398.8	2,398.8	2,359.8
Residential ARPU ($)(9)	143.33	145.02	143.63	142.65	143.98	143.39

(6)Homes passed represents the estimated number of single residence homes, apartments and condominium units passed by the broadband network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our broadband network. Broadband services were not available to approximately 30 homes passed and telephony services were not available to approximately 500 homes passed.  Customer metrics for homes passed and SMB for prior periods have been adjusted to conform definitions between Suddenlink and Optimum in connection with the migration of Suddenlink customers to the Optimum billing system in 2019. Customer metrics as of March 31, 2020 include approximately 6,000 customers that have not been disconnected pursuant to the Keep Americans Connected pledge that the Company made in response to the COVID-19 pandemic, however the metrics exclude approximately 9,000 new customers with students in the household that are receiving broadband services for free until the end of the 2019-20 school year.
(7)Total Unique Customer Relationships represent number of households/businesses that receive at least one of the Company’s fixed-line services.
(8)Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk Residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.
(9)ARPU calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, video and telephony services to Residential customers by the average number of total Residential customers for the same period.
(10)Customer metrics do not include Altice Mobile customers.

Earnings Release

Consolidated Net Debt as of March 31, 2020

Altice USA (CSC Holdings) In $m	Principal Amount	Coupon / Margin	Maturity
Guaranteed Notes	1,096	5.375%	2023
Guaranteed Notes	1,000	6.625%	2025
Guaranteed Notes	1,499	5.500%	2026
Guaranteed Notes	1,310	5.500%	2027
Guaranteed Notes	1,000	5.375%	2028
Guaranteed Notes	1,750	6.500%	2029
Senior Notes	1,000	6.750%	2021
Senior Notes	649	5.875%	2022
Senior Notes	750	5.250%	2024
Senior Notes	1,684	10.875%	2025
Senior Notes	618	7.750%	2025
Senior Notes	1,046	7.500%	2028
Senior Notes	2,250	5.750%	2030
Legacy unexchanged Cequel Notes	6
Term Loan	2,918	L+2.250%	2025
Term Loan B-3	1,262	L+2.250%	2026
Term Loan B-5	3,000	L+2.500%	2027
Drawn RCF	—	L+2.250%	2021,2024
Gross Debt Consolidated	22,838
Finance leases and other notes	226
Total Debt	23,064
Total Cash	(244)
Net Debt	22,820
Undrawn RCF	2,297
WACD (%)	5.6%

Earnings Release

Net Leverage Schedules as of March 31, 2020 ($m)

Actual
Gross Debt Consolidated(11)	$22,838
Cash	(244)
Net Debt Consolidated	$22,594
LTM EBITDA	$4,263.9
L2QA EBITDA	$4,232.8
Net Leverage (LTM)	5.3x
Net Leverage (L2QA)	5.3x

Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions (Carrying Amount)	$22,628
Unamortized Financing Costs	85
Fair Value Adjustments	125
Gross Debt Consolidated	22,838
Finance leases and other notes	226
Total Debt	23,064
Cash	(244)
Net Debt	$22,820

(11)Principal amount of debt excluding finance leases and other notes.

Earnings Release

Contacts
Investor Relations
Nick Brown: +1 917 589 9983 / nick.brown@alticeusa.com
Cathy Yao: +1 347 668 8001 / cathy.yao@alticeusa.com

Communications
Lisa Anselmo: +1 929 418 4362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS) is one of the largest broadband communications and video services providers in the United States, delivering broadband, video, mobile, proprietary content and advertising services to more than 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands. The company operates a4, an advanced advertising and data business, which provides audience-based, multiscreen advertising solutions to local, regional and national businesses and advertising clients. Altice USA also offers hyper-local, national, international and business news through its News 12, Cheddar and i24NEWS networks.

FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the information under the heading "FY 2020 Outlook Update". These forward-looking statements include, but are not limited to, all statements other than statements of historical facts contained in this release, including, without limitation, those regarding our intentions, beliefs or current expectations concerning, among other things: our future financial conditions and performance, results of operations and liquidity; our strategy, plans, objectives, prospects, growth, goals and targets; and future developments in the markets in which we participate or are seeking to participate. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms "anticipate", "believe", "could", "estimate", "expect", "forecast", "intend", "may", "plan", "project", "should" or "will" or, in each case, their negative, or other variations or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. To the extent that statements in this release are not recitations of historical fact, such statements constitute forward-looking statements, which, by definition, involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements including risks referred to in our most recently filed Annual Report on Form 10-K and in our most recently filed Quarterly Report on Form 10-Q. You are cautioned to not place undue reliance on Altice USA’s forward-looking statements. Any forward-looking statement speaks only as of the date on which it was made. Altice USA specifically disclaims any obligation to publicly update or revise any forward-looking statement, as of any future date.